Schick Technologies Announces Settlement of Securities Class Action

LONG ISLAND CITY, N.Y., May 23, 2000 -- Schick Technologies, Inc. (OTC: SCHK) today announced that an agreement has been reached to settle the consolidated securities class action lawsuit filed against the Company in December, 1998.

Under the agreement, all claims against the Company and individuals named as defendants will be dismissed without presumption or admission of any liability or wrongdoing. The principal terms of the agreement call for payment to the Plaintiffs, for the benefit of the class, of the sum of $3.4 million. The settlement amount is to be paid in its entirety by the Company's insurance carrier and is not expected to have any direct material impact on the financial results of the Company. The terms of the settlement are subject to approval by the Court.

"While we believe that this lawsuit is without merit, the settlement allows us to avoid the distraction and potential cost of ongoing litigation," said David
B. Schick, Chief Executive Officer of Schick Technologies. "It is in the best interests of the Company and its shareholders to put this litigation behind us and focus our resources on the Company's continued recovery."

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company's products, which are based on proprietary digital imaging technologies, create instant high resolution radiographs and offer significant advantages over conventional x-ray devices.

The Company's plans to focus on its continued recovery, anticipation as to such recovery, impact of the settlement on the Company's financial results, and other information in this announcement which is not historical, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, court approval of the settlement, uncertainty as to the future sales volume of the Company's products and other risks and uncertainties including those detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Eli Schick, Investor Relations of Schick Technologies, 718-482-2225